Filed Pursuant to Rule 433
Registration No. 333-230048
March 6, 2019

Pricing term sheet dated March 6, 2019
to Preliminary Prospectus Supplement dated March 6, 2019
(the “Preliminary Prospectus Supplement”)

Cimarex Energy Co.

$500,000,000

4.375% Senior Notes due 2029

The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Cimarex Energy Co. (the “Company”)

Title of Securities:	4.375% Senior Notes due 2029 (the “Notes”)

Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Distribution:	SEC Registered

Principal Amount:	$500,000,000

Public Offering Price:	99.862% of the Principal Amount

Proceeds, Before Expenses, to Cimarex Energy Co.:	$496,060,000

Use of Proceeds:	We intend to use the net proceeds from this offering to repay borrowings under our revolving credit facility.

Coupon:	4.375%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2019

Date of Maturity:	March 15, 2029

Yield to Maturity:	4.392%

Reference Treasury Security:	UST 2.625% due February 15, 2029

Reference Treasury Price / Yield:	99-13+ / 2.692%

Spread to Benchmark Treasury:	+170 bps

Optional Redemption:	Prior to December 15, 2028, make-whole call at Treasury Rate +25 bps plus accrued and unpaid interest; on or after December 15, 2028, 100% plus accrued and unpaid interest

Change of Control:	Put @ 101% of principal plus accrued and unpaid interest

CUSIP:	171798AE1

ISIN:	US171798AE17

Trade Date:	March 6, 2019

Settlement Date:	T+2; March 8, 2019

Joint Book-Running Managers:

J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC
BBVA Securities Inc.
BMO Capital Markets Corp.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC CIBC World Markets Corp. ING Financial Markets LLC BOK Financial Securities, Inc.

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the sender.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such jurisdiction.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk — 3rd Floor, or via phone, collect, at 1-212-834-4533, or by email at HY_syndicate@jpmorgan.com; or MUFG Securities Americas Inc. at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: Capital Markets Group, or via phone at 1-212-405-7440, or toll free at 1-877-649-6848; or Wells Fargo Securities, LLC at 608

2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, or via phone at 1-800-645-3751, or by email at wfscustomerservice@wellsfargo.com.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.